OSWALD & YAP LLP
Lawyers
Michael A. Oswald	16148 Sand Canyon	Los Angeles Office:
Calvin C.S. Yap	Irvine, California 92667	67558 Gale Avenue, Suite 258
Lynne Bolduc	Telephone (949) 788-8900	City of Industry, California 91748
J. F. (Rick) Karch	Telefax: (949) 788-8980
Zachary D. Reeves		Midwestern Office:
Eric W. Shu		53 West Jackson Blvd., Suite 1550
Arrin D. Langdon		Chicago, Illinois 60604

Of Counsel:
Thomas G. Gardiner

August 12, 2010

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, DC 20549

Re:	Americas Energy Company

Ladies and Gentlemen:

Our office has been requested by Americas Energy Company, a Nevada corporation (the “Registrant”) to render our opinion in connection with the Registrant’s Registration Statement on Form S-8 under the Securities Act of 1933 (the “Registration Statement”), which relates to the registration of a total of 2,000,000 shares of the Registrant’s common stock issuable under the Registrant’s 2010 Employee and Consultant Stock Plan (the “Registered Securities”). In connection with our representation, we have examined such documents and undertaken such further inquiry as we consider necessary for rendering the opinion hereinafter set forth.

Based upon the foregoing, it is our opinion that the Registered Securities, when sold as set forth in the Registration Statement, will be legally issued, fully paid and nonassessable.

We acknowledge that we are referred to under the heading “Exhibits” in the Prospectus which is a part of the Registrant’s Form S-8 Registration Statement relating to the Registered Securities, and we hereby consent to such use of our name in such Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement.

Oswald & Yap LLP /s/Oswald & Yap LLP